UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  12/31/2004

Auxilium Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-50855

DE	23-3016883
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

160 W. Germantown Pike, Norristown, PA 19401
(Address of Principal Executive Offices, Including Zip Code)

610-239-8850
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On December 31, 2004, Auxilium Pharmaceuticals, Inc. (the "Company") entered into an Agreement of Lease (the "Lease") with Liberty Property Limited Partnership ("Landlord"), pursuant to which the Company will lease a building located at 40 Valley Stream Parkway, Malvern, Pennsylvania (the "Facility"). The Facility consists of approximately 31,092 rentable square feet of space of which approximately 26,130 rentable square feet will be dedicated to office space and approximately 4,962 rentable square feet will be dedicated to warehousing and packaging operations. The Facility will serve as the Company's new corporate headquarters.

The initial term of the Lease is 90 months. The initial term will not begin until the Landlord has substantially completed certain improvements to the Facility. The Landlord currently projects that these improvements will be completed in the summer of 2005. The Company has an option to extend the Lease term for two additional five-year periods (each, an "Extension Term") .

Upon commencement of the Lease, the Company's monthly rent payments to the Landlord will be as follows:

Months        Monthly Rent

1-2                $-0-
3-4                $4000.00
5-6                $8000.00
7-18                $33,423.90
19-30                $34,460.30
31-42                $35,496.70
43-54                $36,533.10
67-78                $38,605.90
79-90                $39,642.30

The rent payable by the Company during an Extension Term will be equivalent to 95% of the Facility's fair market rental value as of the commencement of such Extension Term, determined in accordance with the provisions of the Lease, provided that, such annual rent may not be less than the rent payable by the Company during the final Lease year immediately preceding the current Extension Term.

In addition to its rent obligations, the Company will be responsible for certain costs and charges specified in the Lease, including certain operating expenses, real estate taxes and utility expenses.

Pursuant to the terms of the Lease, the Company is required to deposit with the Landlord either cash or a letter of credit in the amount of $400,000 (the "Security Deposit") to secure the Company's performance of its obligations under the Lease. Accordingly, the Company has deposited $400,000 cash with the Landlord. The Company is permitted to substitute the form of the Security Deposit between cash and a letter of credit from time to time throughout the term of the Lease.

The Company may terminate the Lease at the end of the 66th month of the Lease term in order to undertake an expansion to at least 40,000 total contiguous rentable square feet of space. If the Landlord has any space to offer the Company that satisfies the Company's space requirements as well as certain conditions set forth in the Lease with respect to location and quality ("Acceptable Expansion Building"), the Company and Landlord shall negotiate in good faith the terms of a lease for the Acceptable Expansion Building having a term of not less than five years with rents at then-market rates. If a definitive lease for an Acceptable Expansion Building is entered into with the Landlord, the Landlord will terminate the Lease at no penalty or cost to the Company for early termination provided there is no then-continuing event of default under the Lease. If the Landlord does not have an Acceptable Expansion Building, the Landlord must permit the Company to terminate the Lease at the end of the 66th month; however, the Company will be obligated to pay to the Landlord the balance of the Landlord's unamortized Lease transaction costs in exchange for such early termination.

The foregoing is a summary description of certain terms of the Lease and, by its nature, is incomplete. It is qualified in its entirety by the text of the Lease attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. All readers are encouraged to read the entire text of the Lease attached hereto.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a) Creation of a Direct Financial Obligation.

The description of the Lease in "Item 1.01. Entry into a Material Definitive Agreement" of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference. Such description is a summary of certain terms of the Lease and, by its nature, is incomplete. It is qualified in its entirety by the text of the Lease attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. All readers are encouraged to read the entire text of the Lease attached hereto.

Item 9.01.    Financial Statements and Exhibits

(c)        Exhibits.

Exhibit No.                Description of Exhibit

99.1                        Agreement of Lease, dated December 31, 2004, between Auxilium Pharmaceuticals, Inc., as tenant, and Liberty Property Limited Partnership, as landlord.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Auxilium Pharmaceuticals, Inc.

Date: January 06, 2005.	By:	/s/ Cornelius H. Lansing II
Cornelius H. Lansing II
Chief Financial Officer and Executive Vice President, Commercial Logistics

Exhibit Index

Exhibit No.	Description
EX-99.1	Agreement of Lease, dated December 31, 2004, between Auxilium Pharmaceuticals, Inc., as tenant, and Liberty Property Limited Partnership, as landlord.